Exhibit 99.1

GOLD RESOURCE CORPORATION CLOSES $16 MILLION PRIVATE PLACEMENT WITH HOCHSCHILD MINING TO ACCELERATE UNDERGROUND DEVELOPMENT

DENVER, CO--(Marketwire - 12/18/09) - Gold Resource Corporation (GRC) (OTC.BB:GORO - News) (Frankfurt:GIH - News) is pleased to announce that Hochschild Mining plc (Hochschild) has invested $16 million in a private placement, purchasing 1,954,795 restricted shares of GRC's common stock with no warrants. Funding will be used at GRC's Aguila Project in the state of Oaxaca, Mexico. Commissioning of the El Aguila mill is underway and concentrate production is anticipated soon. Hochschild is a leading mid-tier precious metals producer and expert underground miner, based in Lima, Peru and listed on the London Stock Exchange. Hochschild has mining operations and projects in five countries in the Americas including Mexico. This placement has increased Hochschild's total holding in Gold Resource Corporation to approximately 27%.

Of the total $16 million funding, $8 million will be used at the El Aguila Project for working capital during commissioning, training and start-up and continued construction of the Phase 2 tailings facility. The remaining $8 million will be used exclusively for the acceleration of the Arista underground mine development.

William W. Reid, President of Gold Resource Corporation, said, "We are pleased Hochschild is supportive of our need to accelerate the underground development. We must have the Arista underground mine developed sufficiently over the next twelve months to deliver sustainable polymetallic vein ore to the mill on a daily basis by the time the open pit mine is finished. If we had to rely solely on the ramping up of sufficient cash flow this important aspect of the project could have been delayed. The previous $4 million escrowed for exploration and underground development, of which $3.5 million remains, will now be used solely for exploration."

Mr. Reid stated, "We are pleased to have the continued support and financial assistance of Hochschild Mining as we make the transition from an explorer to producer. Hochschild continues to assist us in many ways, in addition to financial support, which has been much appreciated."

Mr. Reid continued, "Our exploration this past year has doubled the Project's mine life to an estimated 9 years and has showed us tremendous upside potential beyond that. We have navigated and adjusted to the demands of project construction and are excited to be joining the ranks of a producer during this time of historic gold prices. Equally as important is the $8 million for accelerated underground development of the Arista deposit so the Company can make a seamless transition from the Project's El Aguila open pit mining in year one to La Arista underground mining in year two and beyond."

About GRC:

Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital. The Company has 100% interest in five potential high-grade gold and silver properties in Mexico's southern state of Oaxaca. The company has 48,050,284 shares outstanding and no warrants. For more information, please visit GRC's website, located at www.Goldresourcecorp.com and read the Company's 10-K for an understanding of the risk factors involved.

About Hochschild Mining plc:

Hochschild Mining plc is a leading precious metals company listed on the London Stock Exchange (HOCM.L / HOC LN) with a primary focus on the exploration, mining, processing and sale of silver and gold. Hochschild has over forty years' experience in the mining of precious metal epithermal vein deposits and currently operates four underground epithermal vein mines, three located in southern Peru, one in southern Argentina and one open pit mine in northern Mexico. Hochschild also has numerous long-term prospects throughout the Americas.

Hochschild Mining plc, and its affiliates do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "plan", "target", "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation's strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that commercial production at the El Aguila Project will be achieved in the time frames estimated, at the rates and costs estimated, or even at all. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company's 10-K filed with the Securities and Exchange Commission.

Contact:

Jason Reid
VP / Corporate Development
303-320-7708